Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2016

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, September 15, 2016 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2016 fourth quarter and full-year ended June 30, 2016.

Quarter Ended June 30, 2016

Net sales for the three months ended June 30, 2016 increased $1.2 million, or 29%, to $5.3 million from $4.1 million for the three months ended June 30, 2015, due primarily to increased medical device sales, especially in the orthopedic and craniomaxillofacial (“CMF”) surgical segments. Gross profit for the three months ended June 30, 2016 increased $311,000, or 27%, to $1.4 million from $1.1 million for the same period in 2015. Contributing to this increase was the increase in sales volume, described above.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2016 increased 17% to $1.2 million from $1.1 million in the prior year’s corresponding quarter, reflecting primarily our increase in research and development costs as we have increased our personnel in support of our increased medical device products and ongoing engineering development projects.

Income from continuing operations for the quarter ended June 30, 2016 increased by $116,000 to $189,000, compared to $73,000 in the corresponding quarter in 2015. Net income for the quarter ended June 30, 2016 was $189,000, or $0.05 per share, compared to net income of $73,000, or $0.02 per share, for the corresponding quarter in 2015.

Year Ended June 30, 2016

Net sales for the year ended June 30, 2016 increased $6.8 million, or 51%, to $20.1 million from $13.3 million for the year ended June 30, 2015, due primarily to increases in medical device revenues. Specifically, our largest customer accounted for an increase of $4.5 million in revenue during the current fiscal year. Additionally, sales relating to two CMF surgical drivers which we developed to the unique specifications of our customers contributed to an increase in sales of $3.6 million. Offsetting these increases, sales to our former largest customer in the medical device segment decreased by approximately $3.0 million from $6.6 million to $3.6 million..

Gross profit for the year ended June 30, 2016 increased $1.7 million, or 46%, to $5.4 million compared to $3.7 million for the same period in 2015.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the year ended June 30, 2016 increased 6% to $4.8 million from $4.6 million in the prior fiscal year, reflecting primarily the $245,000 impairment charge we recorded related to our Fineline Molds division as a result of our annual impairment test.

Income from continuing operations for the year ended June 30, 2016 was $822,000, compared to a loss from continuing operations of $402,000 for fiscal 2015. Net income for the year ended June 30, 2016 was $822,000, or $0.20 per share, compared to a net loss of $365,000, or $0.09 per share, for fiscal 2015.

During the year ended June 30, 2016, the Company provided $446,000 of cash in operating activities, compared to the use of $775,000 of cash used in operating activities in fiscal 2015. The increase in cash provided by operating activities is primarily due to our return to profitability and is offset by reduced trade related payables which had accumulated at June 30, 2015, due to inventory purchases in anticipation of new product releases. During the year ended June 30, 2016, we also liquidated our investment in the Riverside property and related notes receivable and collected $2.0 million as a result of that liquidation and recorded a gain related to the liquidation in the amount of $340,000.

In June 2016, we received a contractual commitment from our largest customer to deliver 1,800 surgical handpieces in both calendar 2017 and 2018. This purchase commitment is valued at approximately $24 million and we expect to see increased sales and margins in the second half of fiscal 2017 as a result of beginning delivery on this order. During the first half of fiscal 2017, we will be delivering 500 handpieces to this same customer at a reduced sales price, which will consequently reduce margins.

CEO Comments

Richard L (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our fourth quarter and full year operating results as we return to consistent profitability. We are also encouraged by the sales commitment from our largest customer, which will provide our production facility with a consistent base level of operations. We will also continue to focus efforts on completion of another product development project and continue to meet the needs of our growing customer base in the area of engineering and manufacturing expertise for handheld surgical devices for orthopedic, neurological and other applications. We anticipate another profitable year in fiscal 2017.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,294	$697
Accounts receivable, net of allowance for doubtful accounts of $20 and $36	1,469	2,326
Due from factor	1,419	—
Deferred costs	238	853
Other current receivables	91	28
Inventory	3,573	4,310
Prepaid expenses	134	124
Deferred income taxes	—	70
Total current assets	9,218	8,408
Plant, equipment and leasehold improvements, net	1,286	1,470
Investment in Ramsey property and related notes receivable	—	1,652
Goodwill	112	353
Intangibles	451	547
Other assets	80	86
Total assets	$11,147	$12,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$841	$1,867
Accrued liabilities	997	1,202
Deferred revenue	212	594
Income taxes payable	1	—
Note payable	26	24
Capital lease obligations	—	7
Total current liabilities	2,077	3,694
Non-current liabilities:
Deferred income taxes	—	70
Deferred rent	147	204
Note payable, net of current portion	46	70
Capital lease obligations, net of current portion	—	—
Total non-current liabilities	193	344
Total liabilities	2,270	4,038

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 4,052,987 and 4,139,579 shares issued and outstanding at June 30, 2016 and 2015, respectively	17,988	18,411
Accumulated other comprehensive income	—	—
Accumulated deficit	(9,111)	(9,933)
Total shareholders’ equity	8,877	8,478
Total liabilities and shareholders’ equity	$11,147	$12,516

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2016	2015	2016	2015
Net sales	$5,285	$4,073	$20,158	$13,383
Cost of sales	3,840	2,939	14,775	9,679
Gross profit	1,445	1,134	5,403	3,704

Operating expenses:
Selling expenses	233	285	898	975
General and administrative expenses	476	420	1,882	1,963
Impairment of goodwill and intangible assets	—	—	245	—
Research and development costs	538	359	1,852	1,668
Total operating expenses	1,247	1,064	4,877	4,606

Operating profit (loss)	198	70	526	(902)
Interest expense	(1)	(2)	(37)	(6)
Interest income	—	—	—	6
Gain (loss) from disposal of equipment	—	—	18	1
Gain from sale of Investment in Ramsey Property	—	—	340	—
Realized gain on sale of investments	—	—	—	455

Income (loss) from continuing operations before income taxes	197	68	847	(446)
Income tax expense (benefit)	9	(5)	25	(44)

Income (loss) from continuing operations	189	73	822	(402)
Income from discontinued operations, net of income taxes	—	—	—	37
Net income (loss)	$189	$73	$822	$(365)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.05	$0.02	$0.20	$(0.10)
Income from discontinued operations	—	—	—	0.01
Net income (loss)	$0.05	$0.02	$0.20	$(0.09)

Weighted average shares outstanding:
Basic	4,131,076	4,139,579	4,141,353	4,169,326
Diluted	4,177,439	4,152,811	4,173,556	4,169,326

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$822	$(365)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	614	578
Realized gain on sale of investments	—	(455)
Gain on sale of investment in Ramsey	(340)	—
Gain on sale or disposal of equipment	(18)	(1)
Impairment of goodwill and intangible assets	245	—
Share-based compensation	4	17
Allowance for doubtful accounts	(16)	7
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	(523)	(554)
Unbilled receivables	615	220
Inventory	737	(1,705)
Prepaid expenses and other assets	(5)	(22)
Accounts payable, accrued expenses and deferred rent	(1,288)	1,196
Deferred revenue	(382)	362
Income taxes receivable and payable	1	(53)
Net cash provided by (used in) operating activities	466	(775)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(311)	(244)
Business acquisitions	—	(866)
Purchase of notes receivable	—	(1,652)
Investment in Ramsey and related note receivable	(87)	—
Proceeds from of investment in Ramsey	1,992	—
Proceeds from sale of equipment	18	1
Proceeds from sale of investments	—	1,324
Increase in intangibles	(24)	(64)
Purchase of investments	—	(12)
Net cash provided by (used in) investing activities	1,588	(1,513)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and note payable	(530)	(15)
Proceeds from note payable	500	—
Borrowings from Summit loan	1,689	—
Repayments on Summit loan	(1,689)	—
Repurchase of common stock	(454)	(154)
Net proceeds received (paid) related to common stock rights offering	—	(2)
Proceeds (payments) from exercise (repurchase) of stock options and ESPP contributions	27	(32)
Net cash provided by (used in) financing activities	(457)	(203)

Net increase (decrease) in cash and cash equivalents	1,597	(2,491)
Cash and cash equivalents, beginning of year	697	3,188
Cash and cash equivalents, end of year	$2,294	$697